QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

NEWS

QWEST COMMUNICATIONS REPORTS SECOND QUARTER 2004
NET LOSS PER DILUTED SHARE OF $0.43, INCLUDING SPECIAL ITEMS

STRONG TRENDS ACROSS KEY GROWTH AREAS

Unaudited (in millions, except per share amounts)[a]	Q2 2004	Q2 2003	% Change
Operating Revenues	$3,442	$3,596	(4.3)
Operating (Loss)/Income	$(357)	$177	nm
Net (Loss)	$(776)	$(64)	nm
(Loss) per Diluted Share	$(0.43)	$(0.04)	nm

a
Includes Special Items of $487 million, $(0.27) per share (See below for additional information)

•
Operating Trends Demonstrate Strong Performance in Key Growth Areas:

•
Continued Record Growth of DSL Subscribers—Adding 109,000 in the Quarter

•
Significant Improvement in Wireless Trends

•
733,000 Long-Distance Lines Added—Nearly 30 Percent Penetration of Total Retail Access Lines

•
Consumer Bundle Penetration Expands to 36 Percent

•
Revenue Benefits from Growth in Data, Long-Distance and Wireless Services More Than Offset by Increased Competitive Pressures in Enterprise Market and Access Line Losses

•
Cost Reduction Initiatives Gain Traction

•
Customer Satisfaction Continues to Improve

DENVER, August 3, 2004—Qwest Communications International Inc. (NYSE: Q) today reported a second quarter 2004 net loss of $776 million, or $0.43 per diluted share, including special items. The net effect of the special items was an incremental charge against the current quarter's results of $487 million, or $0.27 per share. See below for details regarding these special items.

"We continued to make significant progress on our key objectives, which will drive growth and increase our financial flexibility," said Richard C. Notebaert, Qwest chairman and CEO. "While our momentum was somewhat impacted by seasonality and some competitive pressures, especially in our enterprise business, we were pleased with the continuing strength across our key growth services."

Financial Results

Revenue for the quarter was $3.44 billion, a 4.3 percent decrease from the second quarter of 2003, and a sequential decline of approximately one percent. Revenue in the second quarter continued to benefit from strong momentum in key growth services including long-distance, DSL, bundles, and, as of the second quarter, in wireless. These benefits were more than offset by heightened competitive pressures in the enterprise market and continuing, although stabilizing, access line loss.

The company saw continued success in capturing market share within its local service area as revenue for long-distance services increased six percent over last year. Data and Internet revenue increased approximately three percent, both sequentially and compared to last year, as a result of continued expansion of certain data and Internet services, including DSL and hosting. Wireless revenue increased sequentially, reversing a trend of declining revenues since the de-emphasis of standalone wireless service in 2002.

Cost of sales plus selling, general and administrative (SG&A) expenses totaled $2.84 billion in the quarter, an increase of $231 million from the year ago period and $250 million sequentially, which included several special items. Excluding the impact of these items, the company saw cost improvement of $35 million over last year and $16 million sequentially. See the Special Items below.

During the quarter, key cost initiatives launched earlier in 2004 began to drive improvements in facility cost, network operations and SG&A. Additional initiatives were implemented in the second quarter to bolster these efforts and to continue improving the operating leverage relating to information technology consolidation, as well as increased productivity within the network and overhead functions. Since the launch of these initiatives, the staffing levels within these organizations have been rebalanced by 1,550.

"Our operating leverage is beginning to take hold," said Qwest Vice Chairman and CFO Oren G. Shaffer. "Everyone at Qwest is focused on initiatives to drive revenue growth and achieve cost saving goals, with the objective of using the improvement in operating efficiency to neutralize the impact of competitive pressures in the enterprise market."

Cash capital expenditures for the second quarter totaled $486 million, versus $505 million in the second quarter of 2003. The decrease in capital expenditures was largely the result of a reduction in information technology projects, which was partially offset by the deployment of additional DSL facilities.

Interest expense totaled $394 million for the second quarter. Qwest continues to expect annual interest expense savings of approximately $250 million in 2004, as compared to 2003. Cash capital expenditures of $486 million in the quarter exceeded the cash generated from operations of $284 million by $202 million. The cash generated from operations less capital expenditures were impacted sequentially by higher capital spending and increased cash payments for interest and payroll-related items. The company expects to grow the cash from operations in excess of capital expenditures in 2004 at a rate similar to 2003 levels.

Operational Trends

The rate of access line losses year-over-year remained relatively stable at four percent. Seasonal and increased competitive pressures accelerated the sequential line losses to 1.3 percent, compared to approximately one percent in each of the previous three quarters. The company remains focused on improving retention through the quality-of-service initiatives embedded in the company's Spirit of Service approach. Recent JD Power and Associates consumer local survey results confirm that Qwest is making significant improvements on these metrics. For the second year in a row, Qwest improved in all 37 measured attributes, as well as the six major components of customer satisfaction.

The company saw significant improvements in bundle penetration, defined as customers with a main line and either DSL or long-distance. Bundle penetration increased to 36 percent, compared to 32 percent at the end of the first quarter. Qwest also plans to expand bundle sales with the introduction of new feature-rich offerings in the third quarter.

During the quarter, the company significantly improved the trends in wireless subscriber growth following the full launch of national wireless services. Nearly two thousand net subscriber additions in the consumer market fully reversed the trend of net losses posted in the first quarter.

Qwest continues to expand its wireless service offering, as well as sales and service support. Advanced wireless data services launched earlier in the quarter added enhanced features such as Web browsing and camera-phone capabilities. In addition to increasing the available wireless features, the company is expanding its dedicated sales and service centers to support continued growth. Based on the success of Qwest's retail operations, the company is doubling the number of kiosks and in-line stores it plans to open by the end of the year to 68 from the previously announced 34.

The company continued its record DSL growth adding 109,000 subscribers in the second quarter to end with 853,000 DSL subscribers. In addition, the company deployed approximately two thousand remote terminals during the period, expanding the footprint to over six million households. The company is on track to achieve approximately one million subscribers by year end and to make DSL services available to about 65 percent of households within its operating region. Additionally, Qwest has partnered with Best Buy to make DSL services available at 82 of its retail locations in the 14-state local service area.

Qwest continued its strong progress in the sales of in-region long-distance with the addition of 733,000 lines in the second quarter, taking total lines to 4.1 million. Long-distance penetration of total retail lines increased to nearly 30 percent, as compared to 24 percent at the end of the first quarter. In response to changing industry dynamics, Qwest plans to launch targeted initiatives throughout the remainder of 2004 aimed at driving long-distance, DSL, wireless and bundle penetration and furthering revenue growth.

The company determined that the number of previously reported long-distance lines in the fourth quarter of 2003 was overstated by approximately 133,000 lines. Accordingly, the total line count as of the fourth quarter of 2003 and the first quarter of 2004 have been adjusted to 2.2 million and 3.4 million, respectively. This change had no effect on revenue.

In the third quarter, Qwest launched its business class Voice over Internet Protocol (VoIP) services in four markets. This marks a significant milestone in advancing the adoption of VoIP services. The company remains on track to complete the rollout of business and consumer VoIP services by the end of the year to all major metropolitan markets within the local service area, as well as to businesses in select out-of-market areas, by the end of the year.

Wireless Asset Sale Update

As previously announced, the company has agreed to sell its PCS licenses and related wireless network assets to Verizon Wireless for $418 million in cash. This transaction is subject to regulatory approval and remains on track to close by the end of the year or early in 2005. The sale of these assets is consistent with Qwest's strategy of rationalizing the operations of the business while driving improvements in financial flexibility.

Balance Sheet Update

In June, two rating agencies recognized the improvement in the company's credit profile by upgrading all of the company's credit ratings, including the ratings of Qwest Corporation a significant three notches to BB and BB-.

Qwest continued to improve its balance sheet during the quarter by reducing debt $297 million to $17.2 billion. During the quarter, the company exchanged $126 million in Qwest Capital Funding, Inc. notes for common stock in private transactions at an average effective per share price of $4.64. Additionally, Qwest redeemed $100 million principal amount of Qwest Corporation's (QC's) 5.65 percent notes due November 2004 and $41 million principal amount of QC's 5.5 percent debentures due June 1, 2005. Qwest will continue to pursue opportunities to reduce debt and improve liquidity.

Special Items

In the second quarter of 2004 the company incurred special items that net to an incremental charge of $487 million, or $0.27 per share. These items include:

  •
  An impairment charge of $43 million, or $0.02 per share, relating to the payphone business and certain network supplies.

  •
  Costs associated with the planned workforce reductions resulted in a charge of $127 million, or $0.07 per share. In addition, the results for the second quarter of 2003 included a charge of $17 million, or $0.01 per share.

  •
  A charge of $18 million, or $0.01 per share, in SG&A for a legal contingency.

  •
  A benefit of approximately $52 million, or $0.03 per share, relating to favorable customer bankruptcy settlements to SG&A. Also as a result of these bankruptcy settlements, gains of approximately $70 million, $0.04 per share, to other income, relating to termination of certain long-term agreements.

  •
  A charge of $300 million, or $0.17 per share, in SG&A for higher litigation reserves. This charge reflects an increase in the estimated minimum liability associated with certain investigations and securities actions in which the company is involved.

  •
  A tax charge of $140 million, or $0.08 per share, relating to a change in the valuation allowance against deferred tax assets.

  •
  A gain of approximately $19 million, or $0.01 per share, in other income associated with the retirement of debt.

Conference Call Today

As previously announced, Qwest will host a conference call for investors and the media today at 9:00 a.m. EDT with Richard C. Notebaert, Qwest chairman and CEO, and Oren G. Shaffer, Qwest vice chairman and CFO. The call can be heard on the Web at www.qwest.com/about/investor/meetings.

About Qwest

Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services. With more than 40,000 employees, Qwest is committed to the "Spirit of Service" and providing world-class services that exceed customers' expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

# # #

Forward Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the SEC's current investigation into our accounting policies, practices and procedures and certain transactions; any adverse outcome of the current investigation by the U.S. Attorney's office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by Congress, regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors emerging from bankruptcy court protection or otherwise reorganizing their capital structure and competing effectively against us; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; and changes in the outcome of future events from the assumed outcome included in our significant accounting policies.

The information contained in this release is a statement of Qwest's present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest's assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest's assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts' estimates and other information prepared by third parties for which Qwest assumes no responsibility.

The company expects to file in August 2004 its form 10-Q for the three month period ended June 30, 2004. Please refer to the form 10-Q for a full description of second quarter 2004 results.

Qwest undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The Qwest logo is a registered trademark of Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact: Tyler Gronbach 303-992-2155 tyler.gronbach@qwest.com	Investor Contact: Stephanie Comfort 800-567-7296 IR@qwest.com

ATTACHMENT A

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

	Three Months Ended June 30,			Six Months Ended June 30,
			% Change			% Change
	2004	2003		2004	2003
REVENUES:	$3,442	$3,596	(4.3)	$6,924	$7,220	(4.1)
OPERATING EXPENSES:
Cost of sales	1,487	1,475	0.8	2,940	2,950	(0.3)
Selling, general and administrative	1,357	1,138	19.2	2,498	2,307	8.3
Asset impairments	43	—	nm	43	—	nm
Depreciation and amortization	785	789	(0.5)	1,562	1,573	(0.7)
Restructuring charges	127	17	nm	142	30	nm

Operating income	(357)	177	nm	(261)	360	(172.5)
OTHER EXPENSE (INCOME):
Interest expense—net	394	444	(11.3)	790	884	(10.6)
Other expense (income)—net	(111)	(63)	76.2	(98)	(124)	(21.0)

Total other expense—net	283	381	(25.7)	692	760	(8.9)
Income tax benefit (expense)	(136)	79	nm	(133)	155	nm

(Loss) from continuing operations	(776)	(125)	nm	(1,086)	(245)	nm
Income from discontinued operations and accounting changes, net of tax	—	61	(100.0)	—	127	(100.0)

(Loss) before cumulative effect of changes in accounting principles	(776)	(64)	nm	(1,086)	(118)	nm
Cumulative effect of change in accounting principle, net of tax	—	—	nm	—	206	(100.0)

NET (LOSS) INCOME	$(776)	$(64)	nm	$(1,086)	$88	nm

Basic and diluted (loss) income per share	$(0.43)	$(0.04)	nm	$(0.61)	$0.05	nm

Basic and diluted weighted average shares outstanding	1,801	1,734	3.9	1,787	1,720	3.9

nm
—percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful

ATTACHMENT B

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$1,451	$1,756
Other current assets	2,635	2,787

Total current assets	4,086	4,543
Property, plant and equipment—net, and other assets	21,020	21,800

Total assets	$25,106	$26,343

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Short-term borrowings	$836	$1,869
Accounts payable & other short term liabilities	3,805	3,806

Total current liabilities	4,641	5,675
Long-term borrowings	16,407	15,639
Other long term liabilities	5,967	6,045
Stockholders' deficit	(1,909)	(1,016)

Total liabilities and stockholders' deficit	$25,106	$26,343

ATTACHMENT C

QWEST COMMUNICATIONS INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(DOLLARS IN MILLIONS)

(UNAUDITED)

	Six Months Ended June 30,
	2004	2003
CASH PROVIDED BY OPERATING ACTIVITIES	$844	$1,227

CASH USED FOR INVESTING ACTIVITIES	$(997)	$(947)

CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	$(152)	$12

ATTACHMENT D

QWEST COMMUNICATIONS INTERNATIONAL INC.

SELECTED CONSOLIDATED DATA

(DOLLARS IN MILLIONS)

(UNAUDITED)

	As of and for the Three Months Ended June 30,
			% Change
	2004	2003
OPERATING REVENUES:(1)
Local voice	$1,594	$1,781	(10.5)
Long-distance	493	467	5.6
Access	250	245	2.0

Total voice services	2,337	2,493	(6.3)
Data and Internet services	969	942	2.9

Total wireline segment revenues	3,306	3,435	(3.8)
Wireless segment revenues	128	153	(16.3)
Other services revenues	8	8	0.0

Total revenues	$3,442	$3,596	(4.3)

Capital expenditures	$486	$505	(3.8)
Total employees(2)	45,166	49,164	(8.1)
In-Region Long Distance:(3)
Lines (in thousands)	4,094	1,130	nm
DSL:
Subscribers (in thousands)	853	536	59.1
Qualified households/businesses (in millions)	6.0	4.3	39.5
DSL equipped central offices	676	481	40.5
Subscribers per equipped central office	1,262	1,114	13.3
Wireless/PCS:
Subscribers (in thousands)	814	954	(14.7)
ARPU (in dollars)	$44	$43	2.3
Penetration	3.54%	4.27%	(17.1)
Access lines (in thousands):
Business access lines
Retail lines	4,467	4,751	(6.0)
Resale lines	42	58	(27.6)
UNE-P	1,168	675	73.0
Unbundled loop	590	528	11.7

Total business access lines	6,267	6,012	4.2

Consumer access lines
Primary line	8,321	8,952	(7.0)
Additional line	1,150	1,428	(19.5)
Public line(4)	101	112	(9.8)

Total consumer access lines	9,572	10,492	(8.8)

Total access lines	15,839	16,504	(4.0)

Minutes of use from Carriers and CLECs (in millions)	13,624	14,041	(3.0)
Voice grade equivalent access lines (in thousands):(5)
Business	60,872	53,469	13.8
Consumer	13,142	12,096	8.6

Total voice grade equivalents	74,014	65,565	12.9

(1)
Product revenue categories have been adjusted for current period presentation.

(2)
Total employees at June 30, 2004 does not include Qwest Dex employees as a result of the sale of Qwest Dex in September 2003. The June 30, 2003 total employee figure includes approximately 1,489 Qwest Dex employees.

(3)
In order to improve the accuracy and transparency of its reporting, Qwest continuously reviews its reporting methodology. During a systems review, Qwest has determined that the number of long distance lines has been overstated by approximately 140 thousand lines as a result of an internal system database issue. As of March 31, 2004, Qwest would have reported approximately 3.4 million long distance lines had this adjustment been made at that time. This overstatement had no effect on revenue. Accordingly, there will be no impact of this long distance line adjustment on Qwest's financial results, balance sheets or statement of cash flows. Qwest continuously reviews all operational reporting and as a result of findings may have future adjustments.

(4)
Public access lines represent lines serving public pay phones.

(5)
Access line and voice grade equivalent data has been adjusted for current period presentation. A voice-grade equivalent is the amount of capacity required to carry one telephone call. A voice-grade equivalent line is the outcome of measuring all residential and business access lines, and private line channel terminations as if they were converted to single access lines that have the ability to transmit and receive only one voice transmission at a time.

nm
—percentages greater than 200% and comparisons from positive to negative values or to zero values are considered not meaningful

QuickLinks

QWEST COMMUNICATIONS REPORTS SECOND QUARTER 2004 NET LOSS PER DILUTED SHARE OF $0.43, INCLUDING SPECIAL ITEMS
STRONG TRENDS ACROSS KEY GROWTH AREAS
QWEST COMMUNICATIONS INTERNATIONAL INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (IN MILLIONS, EXCEPT PER SHARE AMOUNTS) (UNAUDITED)
QWEST COMMUNICATIONS INTERNATIONAL INC. CONDENSED CONSOLIDATED BALANCE SHEETS (DOLLARS IN MILLIONS) (UNAUDITED)
QWEST COMMUNICATIONS INTERNATIONAL INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (DOLLARS IN MILLIONS) (UNAUDITED)
QWEST COMMUNICATIONS INTERNATIONAL INC. SELECTED CONSOLIDATED DATA (DOLLARS IN MILLIONS) (UNAUDITED)